UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TCW ETF TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TCW Artificial Intelligence Equity Fund 515 South Flower Street Los Angeles, CA 90071

NOTICE OF ADJOURNMENT

WE NEED YOUR HELP

Dear Valued Shareholder,

We need your help. The Special Meeting of Shareholders of TCW Artificial Intelligence Equity Fund was adjourned due to the lack of shareholder participation. A new meeting date has been set for March 28th, 2024 to provide shareholders who have yet to cast their proxy vote with more time to do so. Our records indicate that you still have not cast your proxy vote. It is critical that we receive your response so that we may proceed with the important business of the fund.

PLEASE take a moment to cast your vote TODAY. We wish to avoid any further costs associated with following up on this matter.

For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/TCW/docs/TCWproxy.pdf. If you have any proxy related questions, or would like to cast your proxy vote by phone, please call (877) 283-0321 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern time. We very much appreciate your attention to this matter.

We very much appreciate your attention to this matter. Please help us by casting your vote today.

Sincerely,

/s/ Peter Davidson
Peter Davidson
Vice President and Secretary
TCW Funds, Inc.

How do I vote? There are four convenient methods for casting your important vote:

1. Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free (877) 283-0321. Representatives are available Monday through Friday 9 a.m. to 10 p.m. ET.

2. Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3. Vote online: You may cast your vote by visiting the web address located on the attached proxy card(s) and following the instructions on the website.

4. Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.